Exhibit 99.1

XenoPort Reports First Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--May 6, 2015--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the first quarter ended March 31, 2015. Revenues for the quarter were $7.1 million, compared to $3.4 million for the same period in 2014. Net loss for the first quarter was $20.4 million, compared to a net loss of $20.5 million for the same period in 2014. At March 31, 2015, XenoPort had cash and cash equivalents and short-term and long-term investments of $191.6 million.

Business Updates Since the Start of the First Quarter

  XenoPort completed enrollment in its Phase 2 clinical trial of XP23829 as a potential treatment for moderate-to-severe chronic plaque-type psoriasis and reiterated its plans to disclose top-line data from this trial by the end of the third quarter.
  XenoPort reached agreement with the Neurology Products Division of the U.S. Food and Drug Administration (FDA) on the key aspects of its proposed preclinical and clinical development program for XP23829 as a potential treatment for relapsing forms of multiple sclerosis (MS). XenoPort believes that it could proceed with Phase 3 development upon obtaining supportive data from currently ongoing chronic and reproductive toxicology studies and the Phase 2 psoriasis study. In addition, XenoPort believes that a single positive Phase 3 trial could support the potential submission of a New Drug Application (NDA).
  XenoPort reported that it now has 48 issued patents worldwide providing protection to XP23829 and other monomethyl fumarate (MMF) prodrugs, including composition-of-matter patents covering XP23829 in Europe, Japan and China, in addition to the United States.
  Net product sales for HORIZANT® (gabapentin enacarbil) Extended-Release Tablets were $6.6 million for the first quarter of 2015, an increase of 125% compared to the first quarter of 2014.
  According to Symphony Health Solutions, the nationwide total of HORIZANT prescribed tablets for the first quarter of 2015 increased 77% compared to the first quarter of 2014.
  On February 3, 2015, XenoPort completed the sale of $115.0 million aggregate principal amount of its 2.50% convertible senior notes due 2022, or the convertible notes, raising net proceeds of $111.3 million, after deducting the initial purchaser’s discount and offering expenses payable by XenoPort.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are happy to report that we completed discussions with the FDA to define the critical elements of a proposed development program for the potential treatment of relapsing forms of MS with XP23829. We also continue to make good progress advancing our XP23829 development program with the completion of enrollment in our Phase 2 psoriasis program. Our psoriasis study is designed to address the important question of the efficacy of an MMF prodrug other than dimethyl fumarate, and to provide information on the effect of dose, dosing frequency on efficacy, tolerability, immune cell modulation and safety of XP23829. We believe we are on track to deliver top-line results of the psoriasis trial by the end of the third quarter. This study should enable us to determine our next steps in development of XP23829 not only for patients with psoriasis but also as a potential treatment for patients with relapsing forms of MS.”

Dr. Barrett continued, “We experienced strong year-over-year growth in HORIZANT net sales. On a sequential quarter basis, we believe that seasonal effects impacted net sales, similar to last year. Recent prescription trends have been encouraging and we continue to believe that HORIZANT net sales for 2015 will be in the range of $39.0 million to $43.0 million.”

XenoPort First Quarter 2015 Financial Results

Total revenues for the quarter were $7.1 million, compared to $3.4 million for the same period in 2014. The increase in revenues for the first quarter of 2015 was principally due to HORIZANT net product sales, which totaled $6.6 million for the quarter compared with $3.0 million for the same period in 2014.

Research and development expenses for the first quarter of 2015 were $6.4 million, compared to $4.7 million for the same period in 2014. The increase in research and development expenses for the first quarter of 2015 was principally due to increased net costs for XP23829 development primarily due to increased clinical, manufacturing and toxicology costs, partially offset by decreased personnel costs, which were primarily due to a reduction in headcount and corresponding decreased non-cash stock-based compensation.

Selling, general and administrative expenses were $20.1 million for the first quarter of 2015, compared to $18.8 million for the same period in 2014. The increase in selling, general and administrative expenses for the first quarter of 2015 compared to the same period in 2014 was principally due to costs related to the continued and expanded commercialization of, and promotional activities for, HORIZANT.

Net loss for the first quarter of 2015 was $20.4 million, compared to a net loss of $20.5 million for the same period in 2014. Basic and diluted net loss per share were $0.33 for the first quarter of 2015, compared to basic and diluted net loss per share of $0.36 for the same period in 2014.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers or 1-404-537-3406 for international callers. The reference number to enter the call and the replay of the call is 22550328.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and potentially for relapsing forms of MS. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has entered into a collaboration with the National Institute on Alcohol Abuse and Alcoholism for the potential development of HORIZANT as a treatment for alcohol use disorder and has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Indivior PLC for all indications. XenoPort's pipeline of product candidates also includes a potential treatment for patients with idiopathic Parkinson's disease. To learn more about XenoPort, please visit www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the XP23829 preclinical and clinical development program, including XenoPort’s expectations to disclose top-line Phase 2 psoriasis study results by the end of the third quarter of 2015, XenoPort’s expectations with respect to the anticipated benefits of the Phase 2 psoriasis study, and XenoPort’s beliefs that it could proceed with Phase 3 development of XP23829 as a potential treatment of relapsing forms of MS upon obtaining supportive data from chronic and reproductive toxicology studies and that a single positive Phase 3 trial could support the potential submission of an NDA with the FDA; the suitability of XP23829 as a potential treatment for moderate-to-severe chronic plaque type psoriasis and/or relapsing forms of MS; financial guidance regarding XenoPort's expected HORIZANT net product sales for 2015; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “designed,” “plans,” “potential,” “proposed,” “should,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain internal and third-party sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and that the results of clinical studies by other parties may not be indicative of the results in trials that XenoPort or its partners may conduct; XenoPort’s ability to successfully advance XP23829 development and to conduct, initiate or complete clinical trials in the anticipated timeframes, or at all; the risk that the initiation or completion of clinical trials for XP23829 may be delayed or terminated as a result of many factors; the risk that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the uncertainty of the FDA’s review process and other regulatory requirements; XenoPort's dependence on collaborative partners; the availability of resources to develop XenoPort's product candidates and support XenoPort's operations; XenoPort's substantial outstanding debt and debt service obligations, which could, among other things, limit its flexibility in planning for, or reacting to, changes in its business and its industry; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Securities and Exchange Commission filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015, and its future filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	March 31,	December 31,
	2015	2014

Current assets:
Cash and cash equivalents	$16,898	$11,958
Short-term investments	169,220	90,098
Accounts receivable	2,887	2,895
Inventories	1,907	1,458
Prepaids and other current assets	4,002	3,185
Total current assets	194,914	109,594
Long-term investments	5,516	-
Property and equipment, net	2,299	2,422
Long-term inventories	8,845	9,098
Restricted investments and other assets	1,915	1,947
Total assets	$213,489	$123,061
Liabilities:
Current liabilities	$15,720	$17,788
Convertible senior notes, net	111,419	-
Other noncurrent liabilities	13,983	14,133
Total liabilities	141,122	31,921
Stockholders’ equity:
Common stock	63	62
Additional paid-in capital and other	679,529	677,894
Accumulated deficit	(607,225)	(586,816)
Total stockholders’ equity	72,367	91,140
Total liabilities and stockholders’ equity	$213,489	$123,061

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Product sales, net	$6,639	$2,957
Collaboration revenue	284	283
Royalty revenue	144	135
Total revenues	7,067	3,375
Operating expenses:
Cost of product sales	454	430
Research and development*	6,384	4,657
Selling, general and administrative*	20,099	18,771
Total operating expenses	26,937	23,858
Loss from operations	(19,870)	(20,483)
Net interest expense	(539)	(65)
Net loss	$(20,409)	$(20,548)
Basic and diluted net loss per share	$(0.33)	$(0.36)
Shares used to compute basic and diluted net loss per share	62,722	56,887

* Includes employee non-cash stock-based compensation as follows:
Research and development	$382	$702
Selling, general and administrative	2,289	1,982
Total	$2,671	$2,684

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com